Exhibit 99.1

Ur-Energy Provides 2018 Q3 Operational Results

Littleton, Colorado (PR Newswire – October 15, 2018) Ur-Energy Inc. (NYSE American:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for Q3 2018.

Highlights

Lost Creek Operations
	Units	2018 Q1	2018 Q2	2018 Q3	2018 YTD

U3O8 Captured	(‘000 lbs)	84.0	89.2	80.6	253.9
U3O8 Dried & Drummed	(‘000 lbs)	80.0	74.3	78.4	232.7
U3O8 Sold (produced)	(‘000 lbs)	10.0	0	0	10.0
U3O8 Sold (purchased)	(‘000 lbs)	370.0	100.0	0	470.0

Average Flow Rate	(gpm)	2,432	2,517	2,247	2,398
U3O8 Head Grade	(mg/l)	33	34	34	34

Lost Creek Uranium Production and Sales

For the quarter, the Company met its production targets at the high end of guidance: 80,604 pounds of U3O8 were captured within the Lost Creek plant, 78,441 pounds of U3O8 were packaged in drums and 72,902 pounds of U3O8 drummed inventory were shipped out of the Lost Creek processing plant. At September 30, 2018, inventory at the conversion facility was approximately 308,762 pounds U3O8. During the period, all three of the new header houses in Lost Creek’s second mine unit (MU2) continued to produce at or above budgeted expectations. Production operations at Lost Creek, including flow and headgrades, have continued to provide consistent performance throughout the year.

Corporate and Financing

In September, the Company announced a US$10 million public offering of common shares. The offering of 12,195,122 common shares and accompanying warrants to purchase up to 6,097,561 common shares, at a combined public offering price of US$0.82 per common share and accompanying warrant, closed on September 25, 2018.

In July, the U.S. Department of Commerce (Department) initiated its investigation into the threat posed to national security by uranium imports, including from state owned and subsidized enterprises in Russia, Kazakhstan, and Uzbekistan. This investigation was sought by a petition filed jointly by Ur-Energy USA and Energy Fuels Resources (USA) Inc. in January 2018. A public comment period related to the investigation closed on September 25, 2018. By law, the Department has 270 days from the initiation of its investigation (April 15, 2019) in which to complete its investigation and report to the President. Thereafter, President Trump has 90 days (July 15, 2019) to act on the Department’s recommendations and, if necessary, to take action to “adjust the imports” and/or pursue other lawful, non-trade related actions necessary to address the import threat. As with any governmental investigation, there can be no certainty of the outcome of the investigation or the recommendation of the Department, and therefore the outcome of this process is uncertain.

Continuing Guidance for 2018

As previously disclosed, we have now completed all deliveries into our 2018 term contracts, which totaled 470,000 pounds at an average price of approximately $49 per pound. We continue to estimate Lost Creek U3O8 production of between 250,000 and 300,000 pounds for 2018, although our production rate may be adjusted based on operational matters and other indicators in the market. We will provide further guidance in our Form 10-Q, which is currently anticipated to be filed on Friday, October 26, 2018.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped approximately 2.4 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have submitted applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
+1 720-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; recovery results from header houses in MU2 at Lost Creek; the outcome of the Department of Commerce Section 232 investigation, including whether or not the Department will make a recommendation to the President and the nature of the recommendation; whether or not the President will act on the recommendation and, if so, the nature of the action and remedy) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.